                                                                    Exhibit 99.1

NEWS RELEASE

                                 FOR:       Marisa Christina, Incorporated

                                 CONTACT:   Michael Lerner
                                            Chairman and Chief Executive Officer
                                            (212) 221-5770
                                            S. E. Melvin Hecht
                                            Vice-Chairman and Chief Financial
                                            Officer
                                            (201) 758-9800


FOR IMMEDIATE RELEASE

              MARISA CHRISTINA REPORTS SECOND QUARTER 2003 RESULTS

      New York, New York, August 8, 2003 -- Marisa Christina, Incorporated (Nasdaq: MRSA) today reported results for the quarter and six months ended June 30, 2003.

      Net sales for the 2003 second quarter were $2.8 million compared with $3.3 million in the second quarter of 2002, a 15.6 % decrease, primarily due to a continued softening in the economy resulting in lower customer bookings for the first half of the year.

      Gross profit for the second quarter of 2003 was $405,000 compared with the second quarter of 2002, when the gross profit was $355,000. Gross profit as a percent of net sales increased from 10.9% in the second quarter of 2002 to 14.7 % in the second quarter of 2003.

      The second quarter of 2003 showed a net loss of $706,000 compared to the second quarter of 2002 net loss of $1.4 million. For the first six months of 2003 the net loss was $993,000 compared with a $1.1 million net loss in the first half of 2002, an 11.3% improvement.

      Michael H. Lerner, Chairman of Marisa Christina, Inc. had these comments, "The second quarter is historically the weakest and we fully expected this loss. We knew that our first six months sales volume would be lower than the previous year, due to the state of the economy and careful retailers. Our sales volume for the second half of 2003 will bring our top line equal to the level in 2002. We anticipate an operating profit for the year 2003, which should equal or exceed 2002."

      Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" clothing for women. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details.


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      Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

                            -Financial Table Follows-


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                 MARISA CHRISTINA, INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                         THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                                            2003            2002          2003            2002
                                                           -------         ------        -------         ------
Net sales                                                  $ 2,752          3,260        $ 8,059          9,524
Cost of goods sold                                           2,347          2,905          5,877          6,887
                                                           -------         ------        -------         ------
            Gross profit                                       405            355          2,182          2,637
Selling, general and administrative expenses                 1,654          1,812          3,775          3,881
                                                           -------         ------        -------         ------
            Operating loss                                  (1,249)        (1,457)        (1,593)        (1,244)
Interest income, net                                            10             22             22             40
Other income, net                                               63             67             76             87
                                                           -------         ------        -------         ------
            Loss before income tax expense (benefit)        (1,176)        (1,368)        (1,495)        (1,117)

Income tax expense (benefit)                                  (470)            --           (502)             3
                                                           -------         ------        -------         ------
            Net loss                                       $  (706)        (1,368)       $  (993)        (1,120)
Basic and diluted net loss per weighted average            =======         =======       ========        =======
          common share                                     $ (0.10)         (0.19)       $ (0.14)         (0.15)
                                                           =======         ======        =======         ======
Weighted average common shares outstanding                   7,295          7,295          7,295          7,295
                                                           =======         ======        =======         ======


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